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                                                             Page 12 of 14 Pages

                                    EXHIBIT 1
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                                                             Page 13 of 14 Pages

                                       EAI

                                                         Irwin L. Gross
                                                         Chairman Of The Board
                                                         215-625-0700
                                                         FAX: 215-625-7951
January 13, 1997

Laura Huberfeld & Naomi Bodner
 Partnership
c/o Broad Capital
152 West 57th Street, 51st Floor
New York, NY 10019

Attention: Mr. Fred Rudy

Dear Mesdames Huberfeld and Bodner:

     You are the registered owner of 9% convertible debentures (the "Debentures"), convertible into shares of Common Stock (the "Common Stock") of EA Industries, Inc. a New Jersey corporation (the "Company").

     The Company believes that any significant sales of Common Stock by holders of Debentures (collectively, the "Holders") could have an adverse effect on the market price for the Common Stock, and that it is in the best interest of the Company, the Holders and all stockholders of the Company to have a stable and orderly public trading market.

     The Company has agreed that if (i) during the period beginning on January 14, 1997 and ending on April 11, 1997, you refrain from converting any portion of the Debentures you hold and (ii) during the period beginning on January 10, 1997 and ending on April 11, 1997, you do not sell short against the Debentures, or sell short any shares of Common Stock, in consideration of such commitment, the Conversion Price (as defined in the Debentures) of the Debentures you hold shall be capped at $1.50 per share, subject to adjustments as described in the Debentures for future changes in the capital structure of the Company.

Very truly yours,

Irwin L. Gross
Chairman and CEO

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                                                             Page 14 of 14 Pages

                                       Agreed to and Accepted this
                                         ____ day of January, 1997

                                       Laura Huberfeld & Naomi Bodner
                                       Partnershihp

                                       By: /s/